Exhibit 4.33

Final Form

SMX Public Limited Company

2022 INCENTIVE EQUITY PLAN

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ ability to attract and retain employees, Consultants and Non-Employee Directors, and to motivate such employees, Consultants and Non-Employee Directors to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of Options, RSUs and Phantom Shares. Any of these awards may, but need not, be made as performance incentives to reward attainment of performance goals in accordance with the terms and conditions of the Plan.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions will apply to the maximum extent permitted under applicable law:

“Affiliate” means any company or other trade or business that “controls,” is “controlled by” or is “under common control with” the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any majority-owned subsidiary.

“Award” means a grant, under the Plan, of an Option, RSU, Phantom Share or a Substitute Award.

“Award Agreement” means the written agreement between the Company and a Grantee, and any notice, addendum or supplement thereto, from the Company or an Affiliate to a Grantee that evidence and set out the terms and conditions of an Award.

“Beneficial Owner” will have the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, that Person will be deemed to have beneficial ownership of all securities that the Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.

“Board” means the Board of Directors of the Company.

“Business Combination” means the consummation of a reorganization, merger, takeover, scheme of arrangement or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

“Change in Control” means, except as provided otherwise by the Board, the occurrence of any of the following events:

(1) The acquisition by any Person of Beneficial Ownership of more than 50% of the outstanding voting power of the Company, provided that (i) any acquisition directly from the Company (including any purchase or redemption), (ii) any acquisition by the Company or any of its Affiliates, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or (iv) any acquisition by any corporation under a transaction that complies with clauses (i), (ii) and (iii) of paragraph (2) below will not constitute a Change in Control for purposes of this paragraph.

(2) Consummation of a Business Combination, unless after the Business Combination (i) the Persons who were the Beneficial Owners of the outstanding voting securities immediately before the Business Combination own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company of the entity resulting from the Business Combination (including an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (provided that for purposes of this clause (i) any ordinary shares, common stock or voting securities of such resulting entity received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of outstanding shares or outstanding voting securities immediately before such Business Combination will not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of voting power of the resulting entity), and (ii) at least a majority of the members of the Board of the entity resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination. For purposes of this paragraph, any Person who acquires outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, before such Business Combination, of outstanding voting securities of both the Company and the entity or entities with which the Company is combined will be treated as two Persons after the Business Combination, who will be treated as owning outstanding voting securities of the entity resulting from the Business Combination by virtue of ownership, before such Business Combination of, respectively, outstanding voting securities of the Company, and of the entity or entities with which the Company is combined.

(3) Approval by the Shareholders of a complete liquidation or dissolution of the Company.

Solely to the extent required by Code § 409A, an event described above will not constitute a Change in Control for purposes of the payment (but not vesting) terms and conditions of any Award subject to Code § 409A unless such event also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets within the meaning of Code § 409A.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means any committee or other person or persons designated by the Board to administer the Plan. The Board will cause the Committee to satisfy the applicable requirements of any securities exchange on which the Shares may then be listed. For purposes of Awards to Grantees who are subject to Exchange Act § 16, the “Committee” means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. All references in the Plan to the Board will mean such Committee or the Board.

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“Company” means SMX Public Limited Company, a public limited company incorporated in Ireland with registered number 722009, or any successor thereto.

“Consultant” means any natural person, except an employee or Non-Employee Director, engaged by the Company or any Affiliate, to render bona fide personal services to such entity, including as an advisor, under a written agreement and who qualifies as a consultant or advisor under Form S-8.

“Detrimental Conduct” means, as determined by the Board, the Grantee’s serious misconduct or unethical behavior, including (1) any violation by the Grantee of a restrictive covenant agreement that the Grantee has entered into with the Company or an Affiliate (covering, for example, confidentiality, non-competition, non-solicitation and non-disparagement), (2) the commission of a criminal act by the Grantee, whether or not performed in the workplace, that subjects, or if generally known would subject, the Company or an Affiliate to public ridicule or embarrassment or other improper or intentional conduct by the Grantee causing reputational harm to, or which is materially injurious to the financial condition of, the Company, an Affiliate or a client or former client of the Company or an Affiliate, (3) the Grantee’s breach of a fiduciary duty owed to the Company or an Affiliate or a client or former client of the Company or an Affiliate, (4) the Grantee’s intentional violation or grossly negligent disregard of the Company’s or an Affiliate’s policies, rules or procedures or (5) the Grantee taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to the Company or its Affiliates.

“Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee, in its sole discretion. Notwithstanding the above, Disability shall mean, with respect to an ISO, permanent and total disability as defined in Code § 22(e)(3) and, with respect to any Award that constitutes deferred compensation within the meaning of Code § 409A, “disability” within the meaning of Code § 409A.

“Effective Date” means March 7, 2023.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a Share as of a particular date means: (1) if the Shares are readily tradable on an established securities market, the average closing price of a Share as reported by such market for the 30 trading days ending on the last business day immediately preceding the applicable date, (2) if the Shares are not then readily tradeable on an established securities market, but the Shares are quoted by an established quotation service for over-the-counter securities, the average closing price of a Share quoted by such established quotation service for the 30 trading days ending on the last business day immediately preceding the applicable date or (3) if the Shares are not then readily tradeable on an established securities market or quoted by an established quotation service for over-the-counter securities, the value as determined by the Board in good faith by the reasonable application of a reasonable valuation method, taking into account, to the extent appropriate, the requirements of Code § 409A. Notwithstanding the foregoing, if the Board determines that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the applicable Award Agreement. Such alternative definition may include a price that is based upon a valuation report prepared by an independent and specialized appraisal firm or, in the case of Shares that are listed on a securities exchange, the opening, actual, high, low or average selling prices of a Share on the applicable securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days, as the case may be. The Board’s determination of Fair Market Value shall be conclusive and binding on all persons.

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“Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law or sister-in-law, including adoptive relationships, of the applicable individual.

“Grant Date” means the date on which an Award is granted or such later date as may be specified by the Board in the applicable Award Agreement.

“Grantee” means a person who receives or holds an Award.

“IFRS” means International Financial Reporting Standards.

“ISO” means an Option that is an “incentive stock option” within the meaning of Code § 422.

“Non-Employee Director” means a member of the Board who is not an employee of the Company or an Affiliate.

“NSO” means an Option that is considered a nonstatutory stock option because it is not an ISO.

“Option” means an option granted under the Plan to subscribe for one or more Shares.

“Option Price” means the exercise price to subscribe for each Share subject to an Option.

“Performance Award” means an Award, the grant, vesting, lapse of restrictions or settlement of which is made subject to the attainment of performance goals (as described in Section 11) over a performance period established by the Board during which such performance goals are to be measured.

“Person” means any individual, entity or group as defined in Exchange Act § 13(d)(3) or § 14(d)(2), other than employee benefit plans sponsored or maintained by the Company or by entities controlled by the Company.

“Phantom Shares” means a bookkeeping entry representing the equivalent of Shares and reflecting a right awarded to a Grantee under Section 9 to receive cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain performance goals).

“Plan” means this SMX Public Limited Company 2022 Incentive Equity Plan.

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“Restricted Period” means, with respect to an Award of RSUs or Phantom Shares in accordance with Section 3, the period commencing on the Grant Date of such Award to which vesting or transferability and other restrictions and a risk of forfeiture apply, and ending upon the expiration of the applicable vesting conditions, transferability and other restrictions and lapse of risk of forfeiture and/or the achievement of the applicable corporate or individual performance objectives (it being understood that the Board may provide that vesting shall occur and/or restrictions shall lapse with respect to portions of the applicable Award during the Restricted Period).

“RSU” means a bookkeeping entry representing the equivalent of Shares and reflecting a right awarded to a Grantee under Section 9 to receive Shares or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain performance goals).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Separation from Service” means the termination of the applicable Grantee’s employment or consultancy with, or performance of services for, the Company and each Affiliate. Unless otherwise determined by the Board, if a Grantee’s employment or service with the Company or an Affiliate terminates but the Grantee continues to provide services to the Company or an Affiliate in a Non-Employee Director capacity or as an employee, officer or Consultant, as applicable, such change in status will not be deemed a Separation from Service. A Grantee employed by, or performing services for, an Affiliate or a division of the Company or an Affiliate will not be deemed to incur a Separation from Service if such Affiliate or division ceases to be an Affiliate or division of the Company, as the case may be, and the Grantee immediately thereafter becomes an employee of (or service provider to) or member of the board of directors of the Company or an Affiliate or a successor company or an affiliate or subsidiary thereof. Approved temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Affiliates will not be considered Separations from Service. Notwithstanding the foregoing, with respect to any Award that constitutes nonqualified deferred compensation under Code § 409A, “Separation from Service” will mean a “separation from service” as defined under Code § 409A to the extent required by Code § 409A to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Code § 409A. The Board will have the exclusive discretion to determine when there has been a Separation from Service, regardless of any notice period or period of pay in lieu of such notice that may be required.

“Service Provider” means an employee, officer, Non-Employee Director or Consultant of the Company or an Affiliate, including any prospective employee, officer, Non-Employee Director, or Consultant who has accepted an offer of employment or service and will be an employee, officer, Non-Employee Director, or Consultant after the commencement of their service.

“Share” means one ordinary share of the authorized share capital of the Company, par value $0.0001.

“Shareholder” means a shareholder of the Company.

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“Substitute Award” means any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or an Affiliate or with which the Company or an Affiliate combines, as determined in the sole discretion of the Board.

“Sub-Plan” means any sub-plan to the Plan that has been adopted by the Board pursuant to which Awards may be made on such terms and conditions different from those specified in the Plan as may, in the judgment of the Board, be established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable tax laws. Although any Sub-Plan may be designated a separate and independent plan from the Plan, the share limit and the other limits specified in Section 4 hereof shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

“10% Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding capital stock of the Company, its parent or any of its majority-owned subsidiaries. In determining share ownership, the attribution rules of Code § 424(d) will be applied.

“Termination Date” means the date that is ten years after the Effective Date, unless the Plan is earlier terminated by the Board under Section 5.2.

3.	ADMINISTRATION OF THE PLAN

3.1. General.

3.1.1. Board Authority. The Board will have such powers and authorities related to the administration of the Plan and grants of Awards pursuant to the terms of the Plan, as are consistent with the Company’s organizing documents and applicable law. Except as specifically provided in Section 12 or as otherwise may be required by applicable law, regulatory requirement, or the organizing documents of the Company, the Board will have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and will have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and conditions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan. The Board will have the power to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to Sub-Plans.

3.1.2. Board Determinations. The interpretation and construction by the Board of the Plan, any Award or any Award Agreement will be final, binding and conclusive. Without limitation, the Board will have full and final authority, subject to the other terms and conditions of the Plan, Sub-Plan, and applicable law, to (1) designate Grantees, (2) determine the type or types of Awards to be made to a Grantee, (3) determine the number of Shares to be subject to an Award or used for reference purposes for each Award or the value to be transferred pursuant to any Award, (4) establish the terms and conditions of each Award (including the Option Price, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer or forfeiture of an Award or the Shares subject thereto, including any Restricted Period, and any terms or conditions that may be necessary to qualify Options as ISOs), (5) prescribe the form of each Award Agreement, (6) amend, modify or supplement the terms and conditions of any outstanding Award, (7) determine whether an Award of RSUs will be paid or settled in cash or Shares, and (8) adopt, amend, modify or supplement Sub-Plans. All actions taken and determinations made by the Board on all matters relating to the Plan or any Award pursuant to the powers vested in it hereunder shall be in the Board’s sole and absolute discretion, unless in contravention of any express term of the Plan. All determinations made by the Board will be conclusive, final and binding on all parties concerned, including the Company, its stockholders, any Grantees and any other Service Providers of the Company and its Affiliates, and their respective successors in interest.

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3.1.3. Committee Authority. The Committee will administer the Plan, provided that the Board will retain the right to exercise the authority of the Committee to the extent consistent with applicable law and the applicable requirements of any securities exchange on which the Shares may then be listed. The Board will have the power and authority to delegate its powers and responsibilities under the Plan to the Committee, which will have full authority to act in accordance with its charter, and with respect to the authority of the Board to act under the Plan, all references to the Board will be deemed to include a reference to the Committee, to the extent such power or responsibilities have been delegated.

3.1.4. Other Delegation. To the extent permitted by applicable law, the Board may delegate its authority as identified in the Plan to any individual or committee of individuals (who need not be directors), including the authority to make Awards to Grantees who are not subject to Exchange Act § 16. To the extent that the Board delegates its authority to make Awards as provided by this Section 3.1.4, all references in the Plan to the Board’s authority to make Awards and determinations with respect thereto will be deemed to include the Board’s delegate. Any such delegate will serve at the pleasure of, and may be removed at any time by the Board.

3.2. No Repricing. Notwithstanding any other term or condition of the Plan, the repricing of Options is prohibited without prior approval of the Shareholders. For this purpose, a “repricing” means (1) changing an Option to lower its Option Price, (2) any other action that is treated as a “repricing” under IFRS, (3) repurchasing for cash or canceling an Option at a time when its Option Price is greater than the Fair Market Value of the underlying Shares in exchange for another Award or (4) any other action that has the same effect as clauses (1), (2) or (3), unless the actions contemplated in clauses (1), (2), or (3) occur in connection with a change in capitalization or similar change under Section 13. A cancellation and exchange under clause (3) would be considered a “repricing” regardless of whether it is treated as a “repricing” under IFRS and regardless of whether it is voluntary on the part of the Grantee.

3.3. Separation from Service, Clawbacks and Detrimental Conduct.

3.3.1. Separation from Service. Unless otherwise provided under an Award Agreement and to the extent permitted under applicable law, if a Grantee incurs a Separation from Service, the Grantee will forfeit, and the Company will annul and cancel, the unvested portion of any Award, without consideration.

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3.3.2. Clawbacks. Unless otherwise provided under an Award Agreement, all Awards, amounts or benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with any Company clawback or similar policy or any applicable law related to such actions. A Grantee’s acceptance of an Award will be deemed to constitute (1) the Grantee’s acknowledgement of and consent to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Grantee, whether adopted before or after the Effective Date, and any applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and (2) the Grantee’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.

3.3.3. Detrimental Conduct. Except as otherwise provided by the Board, notwithstanding any other term or condition of the Plan, if a Grantee engages in Detrimental Conduct, whether during the Grantee’s service or after the Grantee’s Separation from Service for any reason, in addition to any other penalties or restrictions that may apply under the Plan, applicable law or otherwise, the Grantee will forfeit or pay back to the Company, as applicable, (1) any and all outstanding Awards granted to the Grantee, including Awards that have become vested or exercisable, (2) any cash or Shares received by the Grantee in connection with the Plan within the 36-month period immediately before the date the Company determines the Grantee has engaged in Detrimental Conduct and (3) the profit realized by the Grantee from the sale or other disposition for consideration of any Shares received by the Grantee in connection with the Plan within the 36-month period immediately before the date the Company determines the Grantee has engaged in Detrimental Conduct.

3.4. Deferral Arrangement. The Board may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish and in accordance with Code § 409A, which may include terms and conditions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred units.

3.5. No Liability. No member of the Board will be liable for any action or determination made in good faith with respect to the Plan, any Award or Award Agreement.

3.6. Book Entry. Notwithstanding any other term or condition of the Plan, the Company may elect to satisfy any requirement under the Plan for the delivery of certificates through the registry of Shareholders or use of book-entry.

4.	shares SUBJECT TO THE PLAN

4.1. Authorized Number of Shares. Subject to adjustment under Section 13, the initial number of Shares authorized to be awarded under the Plan will be 5,082,417, of which 3,375,195 Shares available for issuance under the Plan shall be available for issuance as ISOs. Shares issued under the Plan will consist in whole or in part of authorized but unissued Shares, treasury Shares or Shares purchased on the open market or otherwise, all as determined by the Board from time to time. At all times, the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all Awards granted and outstanding under this Plan.

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4.1.1 Automatic Increases. The aggregate number of Shares authorized to be awarded under Section 4.1 will automatically increase on January 1 of each year, for a period of not more than ten (10) years, commencing on January 1 of the year following the year in which the Effective Date occurs and ending on (and including) January 1, 2032, in an amount equal to five percent (5%) of the total number of Shares outstanding on December 31 of the immediately preceding calendar year, excluding for this purpose any such outstanding Shares that were granted under the Plan and remain nonvested and subject to forfeiture as of the relevant December 31. Notwithstanding the foregoing, the Board may act prior to January 1 of a given year to provide that there will be no January 1 increase for such year or that the increase for such year will be a lesser number of Shares than provided herein.

4.2. Share Counting.

4.2.1. General. Each Share granted in connection with an Award will be counted as one Share against the limit in Section 4.1, subject to this Section 4.2. Share-based Performance Awards will be counted assuming maximum performance results (if applicable) until such time as actual performance results can be determined.

4.2.2. Expired or Terminated Awards. If any Award expires or is terminated, surrendered or forfeited, in whole or in part, the unissued Shares covered by that Award will again be available for the grant of Awards. Notwithstanding the foregoing, any Share that is surrendered, forfeited or otherwise disposed of pursuant to Section 10 or 15.3 will not again become available for the grant of Awards.

4.2.3. Substitute Awards. In the case of any Substitute Award, such Substitute Award will not be counted against the number of Shares reserved under the Plan.

5.	EFFECTIVE DATE, DURATION, AND AMENDMENTS

5.1. Term. The Plan will be effective as of the Effective Date, provided that it has been approved by the Board and Shareholders. The Plan will terminate automatically on the Termination Date and may be terminated on any earlier date as provided in Section 5.2.

5.2. Amendment and Termination of the Plan. The Board may, at any time and from time to time, amend, suspend or terminate the Plan or any Sub-Plan in accordance with this Section 5.2. An amendment will be contingent on approval of the Shareholders to the extent stated by the Board, required by applicable law or required by applicable securities exchange listing requirements. Notwithstanding the foregoing, any amendment to Section 3.2 will be contingent on the approval of the Shareholders. No Awards may be granted after the Termination Date. The applicable terms and conditions of the Plan and any terms and conditions applicable to Awards granted before the Termination Date will survive the termination of the Plan and continue to apply to such Awards. No amendment, suspension or termination of the Plan or any Sub-Plan will, without the consent of the Grantee, materially impair such Grantee’s rights under any Award previously awarded, except to the extent made to comply with applicable law or rule of any securities exchange or market on which the Shares are listed or admitted for trading or to prevent adverse tax or accounting consequences to the Company or the Grantee.

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6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1. Service Providers. Awards may be made to any Service Provider as the Board may determine and designate from time to time.

6.2. Successive Awards. A Service Provider may receive more than one Award, subject to such restrictions as are provided in the Plan and the Award Agreement.

6.3. Stand-Alone, Additional, Tandem and Substitute Awards. The Board may grant Awards either alone or in addition to, in tandem with, or, subject to Section 3.2, in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Board will have the right to require the surrender of such other Award in consideration for the grant of the new Award. In addition, to the extent permitted under applicable law, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Shares subject to the Award is equivalent in value to the cash compensation.

7.	AWARD AGREEMENT

Each Award will be evidenced by an Award Agreement, in such forms as the Board will from time to time determine. Without limiting the foregoing, an Award Agreement may be provided in the form of a notice that provides, subject to applicable law, that acceptance of the Award constitutes acceptance of all terms and conditions of the Plan and the notice. Award Agreements granted from time to time or at the same time need not contain similar terms and conditions but will be consistent with the terms and conditions of the Plan. Each Award Agreement evidencing an Award of Options will specify whether such Options are intended to be NSOs or ISOs, and in the absence of such specification such Options will be deemed to be NSOs.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1. Option Price. The Option Price of each Option will be fixed by the Board and stated in the related Award Agreement. The Option Price of each Option (except those that constitute Substitute Awards) will be at least the Fair Market Value on the Grant Date of a Share or, to the extent set forth in the applicable Award Agreement, any other Option Price established by—or upon approval by—the Shareholders. In no case will the Option Price of any Option be less than the nominal value of each Share, being $0.0001 per Share as at the Effective Date. If a Grantee is a 10% Shareholder as of the Grant Date, the Option Price of an Option granted to such Grantee that is intended to be an ISO will be not less than 110% of the Fair Market Value of a Share on the Grant Date.

8.2. Vesting. Subject to Section 8.3, each Option will become vested and exercisable at such times and under such terms and conditions (including performance requirements) as may be determined by the Board and stated in the Award Agreement. The Board may, but shall not be required to, provide for an acceleration of vesting and/or exercisability in the terms of any Award Agreement upon the occurrence of a specified event or at any other time after the Grant Date of the Award.

8.3. Term. Each Option will terminate, and all rights to subscribe for Shares thereunder will cease, upon the expiration of a period not to exceed ten years from the Grant Date or under such circumstances and on any date before ten years from the Grant Date as may be set forth in the Plan or as may be fixed by the Board and stated in the Award Agreement, unless terminated earlier in accordance with Section 3.3 above. If the Grantee is a 10% Shareholder, an Option granted to such Grantee that is intended to be an ISO at the Grant Date will not be exercisable after the expiration of five years from its Grant Date.

8.4. Limitations on Exercise of Option. Notwithstanding any other term or condition of the Plan, in no event may any Option be exercised, in whole or in part, before the date the Plan is approved by the Board and Shareholders as provided in the Plan or after the occurrence of an event that results in termination of the Option.

8.5. Method of Exercise. A vested Option may be exercised by the Grantee’s delivery of a notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares being subscribed for and any applicable taxes. To be effective, notice of exercise must be made in accordance with procedures established by the Board from time to time, and Shares will only be issued and delivered upon receipt of payment.

8.6. Rights of Holders of Options. An individual holding or exercising an Option will have none of the rights of a Shareholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until full payment is received in accordance with Section 8.5 above and the Shares covered thereby are issued to such individual as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent or depositary of the Company. Except as provided in Section 13 or the related Award Agreement, no adjustment will be made for dividends, distributions or other rights for which the record date is before the date of such Share issuance.

8.7. Limitations on Incentive Stock Options. An Option will constitute an ISO only (1) if the Grantee of the Option is an employee of the Company or of its current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Code §§ 424(e) and (f), respectively, and (2) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares with respect to which all ISOs held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed US$100,000. This limitation will be applied by taking Options into account in the order in which they were granted. If for any reason an Option intended to be an ISO (or any portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a NSO appropriately granted under this Plan.

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9.	TERMS AND CONDITIONS OF RSUs AND PHANTOM SHARES

9.1. Restrictions. At the time of grant, the Board may establish a Restricted Period and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of RSUs or Phantom Shares in accordance with Section 3. Each Award of RSUs or Phantom Shares may be subject to a different Restricted Period and additional restrictions.

9.2. Rights of Holders of RSUs and Phantom Shares.

9.2.1. Settlement of RSUs. Vested RSUs may be settled in Shares or cash (or a combination thereof), as determined by the Board.

9.2.2. Settlement of Phantom Shares. Vested Phantom Shares shall be settled in cash.

9.2.3. Deferred Payment. The Award Agreement will set forth whether the RSUs or Phantom Shares will be settled within the time period specified for “short term deferrals” under Code § 409A or otherwise within the requirements of Code § 409A, in which case the Award Agreement will specify upon which events such RSUs or Phantom Shares will be settled.

9.2.4. Voting and Dividend Rights. Holders of RSUs will not have rights as Shareholders, including no voting or dividend rights, unless and until the Restricted Period lapses, all conditions are satisfied for settlement of the Award, and Shares are issued in settlement of the Award. Holders of Phantom Shares will not have rights as Shareholders, including no voting or dividend rights. Notwithstanding the foregoing, prior to settlement, payment or forfeiture, RSUs and Phantom Shares awarded under the Plan may, at the Board’s discretion, provide for a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all dividends paid on one Share while each RSU or Phantom Share, as applicable, is outstanding. Dividend equivalents may be converted into additional RSUs or Phantom Shares. Settlement of dividend equivalents may be made in the form of cash, Shares, other securities, other property, or in a combination of the foregoing. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the RSUs or Phantom Shares to which they attach.

9.2.5. Creditor’s Rights. A holder of RSUs or Phantom Shares will have no rights other than those of a general creditor of the Company or its Affiliates. RSUs and Phantom Shares represent an unfunded and unsecured obligation of the Company or its Affiliates, subject to the applicable Award Agreement.

9.3. Delivery of Shares. Upon the expiration or termination of any Restricted Period and the satisfaction of any other terms and conditions prescribed by the Board, the restrictions applicable to RSUs settled in Shares will lapse, and, unless otherwise provided in the Award Agreement, appropriate action will be taken to deliver such Shares, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

10.	FORM OF PAYMENT FOR OPTIONS

Payment of the Option Price for an Option will be made in cash or in cash equivalents acceptable to the Company or its Affiliates, or, where expressly approved for a Grantee’s Option by the Board and where permitted by law, by any other form of consideration. The Option Price must be paid in full when the Option is exercised. Notwithstanding any provision of this Section 10, during any period for which the Shares are publicly traded (i.e., listed on any established stock exchange or a national market system), an exercise by a Non-Employee Director or officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

11.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance terms and conditions as may be specified by the Board and set forth in an Award Agreement. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance terms or conditions.

12.	REQUIREMENTS OF LAW

12.1. General. The Company will not be required to sell or issue any Shares under any Award if the sale or issuance of such Shares would constitute a violation by the Grantee, any other individual or the Company of any law or regulation of any governmental authority, including any federal or state securities laws or regulations. If at any time the Company determines that the listing, registration or qualification of any Shares subject to an Award on any securities exchange or under any governmental regulatory body is necessary or desirable as a term or condition of, or in connection with, the issuance or sale of Shares under the Plan, no Shares may be issued or sold to the Grantee unless such listing, registration, or qualification will have been effected or obtained free of any terms and conditions not acceptable to the Company, and any delay caused thereby will in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any Shares underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the Shares covered by such Award, the Company will not be required to sell or issue such Shares unless the Board has received evidence satisfactory to it that the Grantee may acquire such Shares under an exemption from registration under the Securities Act. The Company may, but will not be obligated to, register any securities covered by the Plan under the Securities Act. The Company will not be obligated to take any affirmative action to cause the exercise of an Option or the issuance of Shares under the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option will not be exercisable until the Shares covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) will be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

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12.2. Rule 16b-3. During any time when the Company has a class of equity securities registered under Exchange Act § 12, it is the intent of the Company that Awards and the exercise of Options granted to officers and directors hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act, to extent Exchange Act § 16 applies to such Grantees. To the extent that any term or condition of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it will be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and will not affect the validity of the Plan. If Rule 16b-3 is revised or replaced, the Board may modify the Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

13.	EFFECT OF CHANGES IN CAPITALIZATION

13.1. Changes in Shares. If (1) the number of outstanding Shares is increased or decreased or the Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, share split, reverse split, combination of shares, exchange of shares, share dividend or other distribution payable in shares or other increase or decrease in such Shares effected without receipt of consideration by the Company occurring after the Effective Date or (2) there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, (i) the number and kinds of shares for which grants of Awards may be made, (ii) the number and kinds of shares for which outstanding Awards may be exercised or settled and (iii) the performance goals relating to outstanding Awards, will be equitably adjusted by the Board, subject to Section 13.3 below. In addition, in the event of any such increase or decrease in the number of outstanding shares or other transaction described in clause (2) above, the number and kind of shares for which Awards are outstanding and the Option Price per share of outstanding Options will be equitably adjusted by the Board, subject to Section 13.3 below.

13.2. Change in Control. In the event of a Change in Control, all Shares acquired under the Plan and all Awards outstanding on the effective date of the Change in Control will be treated in the manner described in the definitive transaction agreement (or, if there is no such provision in the definitive transaction agreement with the Company, in the manner determined by the Board, in its sole discretion). Such determination does not need to treat all Awards (or all portions of an Award) in an identical manner. The treatment specified in the definitive transaction agreement (or determined by the Board in its sole discretion, in the absence of a specific treatment in the definitive transaction agreement) may include, without limitation, one or more of the following with respect to each outstanding Award:

(1) Continuation of the Award by the Company (if the Company is the surviving company);

(2) Assumption of the Award by the surviving company or its parent;

(3) Substitution by the surviving company or its parent of a new award;

(4) Cancellation of the Award and a payment to the Grantee of the intrinsic value, if any, of the vested portion of the Award, as determined by the Board, in cash, cash equivalents or equity, subject to any escrow, holdback, earn-out or similar provisions in the transaction agreement and subject to Section 13.3 below; or

(5) Suspension of the Grantee’s right to exercise the Award during a limited period of time preceding the closing of the transaction if such suspension is administratively necessary to permit the closing of the transaction.

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13.3. Adjustments. Adjustments under this Section 13 related to Shares or other securities of the Company will be made by the Board. No fractional Shares or other securities will be issued under any such adjustment, and any fractions resulting from any such adjustment will be eliminated in each case by rounding downward to the nearest whole Share. Notwithstanding anything else to the contrary: (a) any adjustments made pursuant to Section 13.1 or 13.2 to Awards that are considered “deferred compensation” within the meaning of Code § 409A shall be made in compliance with the requirements of Code § 409A; (b) any adjustments made pursuant to Section 13.1 or 13.2 to Awards that are not considered “deferred compensation” subject to Code § 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (1) continue not to be subject to Code § 409A or (2) comply with the requirements of Code § 409A; (c) in any event, the Board shall not have the authority to make any adjustments pursuant to Section 13.1 or 13.2 to the extent the existence of such authority would cause an Award that is not intended to be subject to Code § 409A at the date of grant to be subject thereto; and (d) any adjustments made pursuant to Section 13.1 or 13.2 to Awards that are ISOs shall be made in compliance with the requirements of Code § 424(a).

14.	No Limitations on Company

The grant of Awards will not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate or to sell or transfer all or any part of its business or assets.

15.	TERMS APPLICABLE GENERALLY TO AWARDS

15.1. Disclaimer of Rights. No term or condition of the Plan or any Sub-Plan or Award Agreement will be construed to confer on any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or any Affiliate either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other service relationship between any individual and the Company or any Affiliate. In addition, unless otherwise provided in the Plan or stated in the applicable Award Agreement, no Award will be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a Service Provider. The obligation of the Company to pay any benefits under the Plan will be interpreted as a contractual obligation to pay only those amounts described in the Plan, in the manner and under the terms and conditions prescribed in the Plan. The Plan will in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the Plan.

15.2. Nonexclusivity of the Plan. Neither the adoption of the Plan nor the submission of the Plan to Shareholders for approval will be construed as creating any limitations on the right and authority of the Board to adopt such other incentive compensation arrangements (either applicable generally to classes of individuals or specifically to particular individuals), as the Board determines desirable.

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15.3. Withholding Taxes and Contributions. The Company or its Affiliate, as the case may be, will have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state or local taxes and contributions of any kind required by law, in any jurisdiction, to be withheld (1) with respect to the grant of an Award, (2) the vesting of or other lapse of restrictions applicable to an Award, (3) upon the issuance or any transfer of any Shares, upon the settlement of RSUs or Phantom Shares, or upon the exercise of an Option or (4) otherwise due in connection with an Award. At the time of such grant, vesting, lapse, exercise, issuance, transfer, settlement or other event, the Grantee will pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. The Company may, in its discretion, permit the Grantee to satisfy such obligation by remitting Shares freely owned by Grantee or having Shares from the Award withheld, in each case with the Shares remitted or withheld having an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the Shares used to satisfy such withholding obligation will be determined by the Company or the Affiliate as of the date that the amount of tax or contribution to be withheld is to be determined. To the extent applicable, a Grantee may satisfy his withholding obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

15.4. Other Terms and Conditions and Employment Agreements. Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board. In the event of any conflict between the terms and conditions of an employment agreement and an Award Agreement, the terms and conditions of the employment agreement will govern, to the extent not inconsistent with the Plan.

15.5. No Acquired Rights. The grant of any Award under the Plan is voluntary and occasional and does not give the Grantee any contractual or other right to receive Awards or benefits in lieu of Awards in the future, even if a Grantee has have received Awards repeatedly in the past.

15.6. Discretionary Nature of Plan. The benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments. Unless otherwise required by applicable law, the benefits and rights provided under the Plan are not to be considered part of a Grantee’s salary or compensation or for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. By acceptance of an Award, a Grantee waives any and all rights to compensation or damages as a result of the termination of employment with the Company or any Affiliate for any reason whatsoever insofar as those rights result or may result from this Plan or any Award.

15.7. Separation from Service. The Board will determine the effect of a Separation from Service on Awards, and such effect may be set forth in the applicable Award Agreement. Without limiting the foregoing, the Board may provide in an Award Agreement at the time of grant, or any time thereafter with the consent of the Grantee, the effect of and the actions that may be taken upon the occurrence of a Separation from Service, including accelerated vesting or termination, depending on the circumstances surrounding the Separation from Service.

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15.8. Severability. If any term or condition of the Plan or any Award Agreement is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining terms and conditions of the Plan and the Award Agreement will be severable and enforceable, and all terms and conditions will remain enforceable in any other jurisdiction.

15.9. Governing Law. The Plan and all Award Agreements will be construed in accordance with and governed by the laws of Ireland, except as otherwise set forth herein, without regard to the principles of conflicts of law that could cause the application of the laws of any jurisdiction other than Ireland. For purposes of resolving any dispute that arises under the Plan or any Award Agreement, each Grantee will be subject to venue, jurisdiction and other dispute resolution provisions set forth in the applicable Award Agreement. The Plan is not intended to be subject to the United States Employee Retirement Income Security Act of 1974.

15.10. Code § 409A. The Plan is intended to comply with Code § 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be in compliance therewith. Notwithstanding the foregoing, any payments described in the Plan or an Award Agreement that are due within the “short-term deferral period” as defined in Code § 409A will not be treated as deferred compensation unless applicable laws require otherwise. For purposes of Code § 409A, each installment payment or benefit to be provided under the Plan or an Award Agreement that constitutes deferred compensation subject to Code § 409A will be treated as a separate payment for purposes of Code § 409A. Notwithstanding any other term or condition of the Plan, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning Code § 409A, amounts that would otherwise be payable and benefits that would otherwise be provided with respect to such Award that become payable on account of the Grantee’s Separation from Service while a “specified employee” and which would otherwise be paid during the six-month period immediately after the Grantee’s Separation from Service will instead be accumulated (without interest) and paid on the first payroll date after the six-month anniversary of the Grantee’s Separation from Service (or as soon as administratively feasible after the appointment of the personal representative or executor of the Grantee’s estate following the Grantee’s death, if earlier). Notwithstanding the foregoing or anything else in the Plan or an Award Agreement to the contrary, neither the Company nor the Board will have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Grantee under Code § 409A and neither the Company nor the Board will have any liability to any Grantee or any other person for such tax or penalty.

15.11. Transferability of Awards.

15.11.1. Transfers in General. Except as provided in Section 15.11.2, no Award will be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution and, during the lifetime of the Grantee, only the Grantee personally (or the Grantee’s personal representative) may exercise rights under the Plan.

15.11.2. Family Transfers. If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Award, other than an ISO, to any Family Member. For the purpose of this Section 15.11.2, a “not for value” transfer is a transfer that is a gift, a transfer under a domestic relations order in settlement of marital property rights or a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. After a transfer under this Section 15.11.2, any such Award will continue to be subject to the same terms and conditions as were applicable immediately before transfer. Subsequent transfers of transferred Awards are prohibited except, if permitted under the applicable Award Agreement, to Family Members of the original Grantee in accordance with this Section 15.11.2 or by will or the laws of descent and distribution.

15.12. Data Protection. Where consent is required under applicable data privacy law, a Grantee’s acceptance of an Award will be deemed to constitute the Grantee’s acknowledgement of and consent to the collection and processing of personal data relating to the Grantee so that the Company can meet its obligations and exercise its rights under the Plan and generally administer and manage the Plan. This data will include data about participation in the Plan and Shares offered or received, subscribed for, purchased, or sold under the Plan and other appropriate financial and other data (such as the date on which the Awards were granted) about the Grantee and the Grantee’s participation in the Plan.

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15.13. No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Grantee or any other Person. To the extent that any Grantee or other Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

15.14. Plan Construction. In the Plan, unless otherwise stated, the following uses apply:

(1) References to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder, as amended, or their successors, as in effect at the relevant time;

(2) In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to and including”;

(3) Indications of time of day will be based on the time applicable to the location of the principal headquarters of the Company;

(4) The words “include,” “includes” and “including” (and the like) mean “include, without limitation,” “includes, without limitation” and “including, without limitation” (and the like), respectively;

(5) All references to sections are to sections in the Plan;

(6) All words used will be construed to be of such gender or number as the circumstances and context require;

(7) The captions and headings of sections have been inserted solely for convenience of reference and will not be considered a part of the Plan, nor will any of them affect the meaning or interpretation of the Plan;

(8) Any reference to an agreement, plan, policy, form, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document or set of documents, will mean such agreement, plan, policy, form, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and

(9) All accounting terms not specifically defined will be construed in accordance with IFRS.

15.15. Language. If the Plan, any Award Agreement or any other document related to thereto is translated into a language other than English, and if the translated version is different from the English version, the English language version will take precedence. By acceptance of the Award, the Grantee confirms having read and understood the documents relating to the Plan including, without limitation, the Plan, the Award Agreement, which were provided in English, and waives any requirement for the Company or its Affiliates to provide these documents in any other language.

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ISRAELI NATIONAL ANNEX

1.	PURPOSE

This annex to the 2022 Incentive Equity Plan (“Plan”) shall be named the Israeli annex and will apply to any Grantee of an Award (both as defined in the Plan) under the Plan who is subject to the Israeli tax regime.

The provisions of this annex apply only to persons who are deemed to be residents of the State of Israel for tax purposes or are otherwise subject to taxation in Israel with respect to Awards granted under the Plan.

The Plan and this annex should be read together. In any case of contradiction, whether explicit or implied, between the provisions of this annex and the Plan, the provisions of the Plan will govern, except and solely to the extent required, with respect to any provisions of the annex intended to ensure compliance with the Israeli applicable law and regulations, in which case the provisions of this annex will prevail.

2.	DEFINITIONS

2.16.	Award granted to Israeli grantee under the Plan may or may not contain such terms as will qualify such Awards for the special tax treatment under Section 102(b) of the Israeli Tax Ordinance (New Version), 1961, as amended (“Ordinance”), and the Income Tax Rules (Tax Benefits in Share Issuances to Employees) 2003 (“Rules”) (“102 Options”).

2.17.	“3(i) Option” means an Award granted under the terms of Section 3(i) of the Ordinance to persons or entities which do not qualify as “employees” or “office holders” under the provisions of Section 102.

2.18.	“102(b) Track Election” means the right of the Company to elect either the “Capital Track” (as set under Section 102(b)(2)), or the “Ordinary Income Track” (as set under Section 102(b)(1)), but subject to the provisions of Section 102(g) of the Ordinance.

2.19.	“102(b) Option” means an Award intended to qualify, under the provisions of Section 102(b) of the Ordinance (including the Section 102(b) Choice of Track), as either:

2.19.3.	“102(b)(2) Option” for the special tax treatments under the “Capital Track”, or

2.19.4.	“102(b)(1) Option” for the special tax treatments under the “Ordinary Income Track”.

2.20.	“Other 102 Option” means an Award granted under the terms of Section 102 of the Ordinance, excluding Section 102(b) Options.

3.	ADMINISTRATION OF THE PLAN

Subject to the provisions of applicable law and the Company’s constitutional documents, the Board or the Committee shall also have full power and authority to: (i) designate an Award as 102(b)(1) Options, as 102(b)(2) Options, as Other 102 Options or as 3(i) Options; and (ii) make a 102(b) Track Election (subject to the limitations set under Section 102(g) to the Ordinance).

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4.	SHARES SUBJECT TO THE PLAN

As in the Plan

5.	EFFECTIVE DATE, DURTION AND AMENDEMENTS

The holders of Awards shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Award unless and until, following exercise, registration of the Grantee as holder of such Shares in the Company’s register of members.

6.	AWARD ELIGIBILITY AND LIMITATIONS

To the extent applicable and anything in the Plan to the contrary notwithstanding, all grants of an Award to directors and office holders (as such terms are defined in the Israeli Companies Law, 1999 (“Companies Law”) shall be authorized and implemented only in accordance with the provisions of the Companies Law, as in effect from time to time.

7.	AWARD AGREEMENT

7.21.	Each Award Agreement shall state a number of the Shares to which the Award relates and the type of Award granted thereunder (whether a 102(b)(1) Option, 102(b)(2) Option, Other 102 Option or a 3(i) Option, the purchase price per Share and the vesting schedule to which such Award shall become exercisable. Awards may be granted at any time after this Plan has been approved by the Company, subject to any further approval or consent required under Section 102 of the Ordinance or the Rules, in case of 102(b) Options and other applicable law.

7.22.	Each Award Agreement evidencing 102(b) Options shall include, among others (i) an approval and acknowledgment by the Grantee of the agreement of the Company with the Trustee (as may be amended from time to time), (ii) a declaration that the Grantee is familiar with the provisions of Section 102 and the “Capital Track” (if applicable) and (iii) an undertaking not to sell or transfer the Awards and/or the Shares issued pursuant to the exercise of Awards prior to the lapse of the period in which the Awards and/or such Shares are held in trust, unless the Grantee pays all taxes, which may arise in connection with such sale and/or transfer.

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8.	TERMS AND CONDITIONS OF OPTIONS

8.23.	The 102(b) Options which shall be granted to Grantees and/or any Shares issued upon exercise of such Award and/or any other Shares received subsequently following any realization of rights resulting from a 102(b) Option or Rights resulting from Shares issued upon exercise of a 102(b) Option, shall be held by, in case of such Options, or issued to, in case of Shares, a Trustee nominated by the Board and approved in accordance with the provisions of Section 102 of the Ordinance (“Trustee”). The Board shall determine and approve the terms of engagement of the Trustee and shall be authorized to designate from time to time a new Trustee and replace either of them at its sole discretion, and in the event of replacement of any existing Trustee, to instruct the transfer of all Awards and Shares held by such Trustee at such time to its successor. The 102(b) Options and/or any Shares issued upon exercise of such Award will be held by the Trustee for the benefit of the Grantee for a period of not less than the minimum period permitted by applicable law without disqualifying such 102(b) Options or Shares from treatment under Section 102(b) of the Ordinance. The Trustee will hold such Awards or Shares resulting from the exercise thereof in accordance with the provisions of the Ordinance and the Rules promulgated thereunder, the trust agreement and any other instructions the Board may issue to him/it from time to time (so long as they do not contradict the Ordinance and the Rules promulgated thereunder). Thereafter, the Trustee will transfer the Awards or the Shares, as the case may be, to the Grantee upon a Grantee’s demand, subject to any payment, deduction or withholding of all taxes as required under the Ordinance, the Rules or any other applicable law.

8.24.	Anything to the contrary notwithstanding, the Trustee shall not release any Awards which were not already exercised into Shares by the Grantee or release any Shares issued upon exercise of such Awards prior to the full payment of the Grantee’s tax liabilities arising from such Awards which were granted to him and/or any Shares issued upon exercise of such Awards and/or from transfer of such Shares from the Trustee to the Grantee or any other person.

8.25.	Upon receipt of an Award, and as a condition to the validity of the Award (which shall become of no value or power in case such agreement was rescinded or otherwise cancelled or if such agreement was not signed), the Grantee will sign an Award Agreement (as defined in the Plan) and Grantee shall be deemed to have exempted the Trustee and the Company from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Award or Share granted to Grantee thereunder.

8.26.	Subject to applicable law, the Board shall be entitled to revise, amend or replace the terms of the trust agreement with the Trustee, to the extent that same (i) do not adversely affect any rights of Grantee under any valid and outstanding Award, which are expressly provided for in the respective Award Agreement with such Grantee, or (ii) is necessary or desirable in the light of any change or replacement of Section 102 of the Ordinance.

8.27.	Any and all Rights resulting from the 102(b) Options and/or any Shares issued upon exercise of such Award and/or any other Shares received subsequently following any realization of rights resulting from a 102(b) Option, shall be issued or distributed, as the case may be, to the Trustee and held thereby. Such Rights will not be sold or transferred until the lapse of the minimum period permitted by applicable law, and such Rights shall be subject to the taxation track which is applicable to such Shares issued pursuant to the exercise of Awards hereunder. Notwithstanding the aforesaid, Shares issued pursuant to the exercise of 102(b) Options hereunder or Rights resulting from such 102(b) Options may be sold or transferred, and the Trustee may release such Shares issued pursuant to the exercise of Awards hereunder or Rights from trust, prior to the lapse of the minimum period permitted by applicable law, provided however, that tax is paid or withheld in accordance with Section 102 of the Ordinance and/or Section 7 of the Rules, and/or any other provision in any other section of the Ordinance and any regulation, ruling, procedure and clarification promulgated thereunder, that will be relevant, from time to time.

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8.28.	With respect to all Shares, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends. During the period in which Shares, issued to the Trustee on behalf of a Grantee, are held by the Trustee, the Grantee and the Trustee shall be deemed to have given an irrevocable proxy to Mr. Haggai Alon (“Attorney”) to vote the Shares and the cash dividends paid with respect thereto may be paid directly to the Grantee; all subject to the provisions of applicable law and § 5.2 above. The Attorney shall have no liability to any Grantee, due to use of the proxy, and each Grantee upon acceptance of an Award shall be deemed to have waived any right or claim against the Attorney and release the Attorney from any liability, if any, to such Grantee, for any loss or damage of any kind which may occur to such Grantee as a result of any act or omission of the Attorney in its capacity as proxy, and to the extent that the Grantee may have any such right or claim (including in case of conflict of interest), the Grantee shall be deemed to have waived it.

9.	TERMS AND CONDITIONS OF RSUs AND PHANTOM SHARES

All provisions of this Annex relating to Options, shall also apply to RSUs and Phantom Shares.

10.	FORM OF PAYMENT FOR OPTIONS

As in the Plan

11.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

As in the Plan

12.	REQUIREMENTS OF LAW

As in the Plan

13.	EFFECT OF CHANGE IN CAPITALIZATION

As in the Plan

14.	NO LIMITATION ON COMPANY

As in the Plan

15.	NET EXERCISE

15.1	The exercise price (if any) with respect to the Award being exercised will be paid to the Company in such manner as shall be determined by the Administrator and as set forth in the exercise notice. Notwithstanding the aforementioned, in the event that the following payment method is included in the Award Agreement or otherwise approved by the Administrator, the exercise price of each Award may be payable upon the exercise of part or all of vested Awards through a “Net Exercise” method so that the Participant will be entitled to receive pursuant to the exercise of the Awards only the number of Shares representing the benefit component in the Awards, based on the following formula, in exchange for paying only the par value of the Share. For the avoidance of doubt, according to this exercise method, the Participant will not actually pay the exercise price which is used only for calculating the benefit component.

X=	Y(A-B)
A-N

Whereas:

X = the number of exercised Shares to be issued to the Participant;

Y = the number of vested exercisable Awards that the Participant wishes to exercise into Shares;

A = the Fair Market Value (as defined below) of the Share at the date of exercise;

B = the Exercise Price;

N = the par value of the Share.

“Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) If the Shares are listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable. Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the ITO, if at the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within 90 days following the date of grant, the Fair Market Value of a Share at the date of grant shall be determined in accordance with the average value of the Company’s shares on the 30 trading days preceding the date of grant or on the 30 trading days following the date of registration for trading, as the case may be; (ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination; or (iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

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16.	TERMS APPLICABLE GENERALLY TO AWARDS

16.1	TAX CONSEQUENCES. To the extent permitted by applicable law, any tax consequences arising from the grant or exercise of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company, the Trustee or the Grantee) hereunder shall be borne solely by the Grantee. The Company and/or the Trustee (where applicable) shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including the withholding of taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and the Trustee (where applicable) and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

The Trustee shall not be required to release any Share certificate issued upon exercise of a 102 Option and/or a 3(i) Option to a Grantee until all required payments and taxes have been fully made.

16.2	GOVERNING LAW & JURISDICTION. As to Grantees subject to this Annex, this Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent Courts of Tel-Aviv, Israel, shall have sole jurisdiction in any matters pertaining to this Plan.

16.3	ASSIGNABILITY AND SALE OF AWARDS. As long as Shares are held by the Trustee in favor of the Grantee, then all rights the last possesses over the Shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

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